UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)   May 24, 2011

j2 Global Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25965 (Commission File Number)	51-0371142 (IRS Employer Identification No.)

6922 Hollywood Blvd.
Suite 500
Los Angeles, California  90028
(Address of principal executive offices)

(323) 860-9200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On May 24, 2011 at approximately 1:00 p.m. Pacific Time, R. Scott Turicchi, President of j2 Global Communications, Inc. (the “Company”), is speaking at the 12th Annual B. Riley & Co. Investor Conference.  As part of this presentation, the Company is reaffirming its previously issued financial estimates for fiscal 2011 of revenues between $320 to $340 million and Non-GAAP net earnings per diluted share between $2.21 to $2.42, exclusive, in each case where applicable, of between $9 - $11 million of share-based compensation expense, between $5 - $8 million of acquisition-related transition costs and the impact in Q1 of a one-time, non-cash, increase to deferred revenues of $10.3 million with an equal offset to revenues.  It is anticipated that the normalized tax rate for 2011 (exclusive of the release of certain FIN 48 reserves) will be between 28% and 30%.

A live Webcast of the presentation, including the slides, will be available at http://www.webcastregister.com/brileyco2011/briley-2011-annual-investor-conference-jcom-j2-global-communications-p-70.html.

Note: The information in this report is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global Communications, Inc. (Registrant)

Date: May 24, 2011	By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman Vice President, General Counsel and Secretary